Exhibit 99.1

FOR IMMEDIATE RELEASE

Fitch Upgrades Ratings for DPL Inc. and
The Dayton Power and Light Company

DAYTON, Ohio, November 3, 2009 — DPL Inc. (NYSE: DPL) today announced that Fitch Ratings raised its ratings for DPL and its principal subsidiary, The Dayton Power and Light Company.

“The rating upgrades reflect the positive steps that we have taken over the past several years to improve the company’s financial and risk profile,” said Paul Barbas, DPL president and CEO.

Ratings:

		From	To
DPL Inc.
	L-T Issuer Default Rating (IDR)	BBB+ / Positive	A- / Stable
	Senior Unsecured	BBB+	A-
	Short Term IDR	F2	F1
	Junior subordinated debt	BBB	BBB+

The Dayton Power and Light Company
	L-T IDR	A- / Positive	A / Stable
	Senior Secured	A+	AA-
	Short Term IDR	F1	F1
	Preferred Stock	A-	A

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” in 2009.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

News Media Contact:	Investor Relations Contact:
DPL Media Line (937) 224-5940	Craig Jackson, Assistant Treasurer (937) 259-7033